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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 3)*

                                  HearMe, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   62473C10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                               Page 1 of 15 pages

CUSIP No. 62473C10 1                                          Page 2 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel IV L.P. ("A4")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,619,379  shares,  except that Accel IV Associates L.P.
  NUMBER OF             ("A4A"),  the  general  partner  of A4, may be deemed to
   SHARES               have sole power to vote these shares and James W. Breyer
BENEFICIALLY            ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III
  OWNED BY              ("Hill"), Paul H. Klingenstein ("Klingenstein"),  Arthur
    EACH                C. Patterson ("Patterson"),  James R. Swartz ("Swartz"),
  REPORTING             and Homestake Partners L.P. ("HP"), the general partners
   PERSON               of A4A, may be deemed to have shared power to vote these
    WITH                shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,619,379  shares,  except that A4A, the general partner
                        of A4,  may be deemed to have sole  power to  dispose of
                        these  shares and  Breyer,  Evnin,  Hill,  Klingenstein,
                        Patterson,  Swartz, and HP, the general partners of A4A,
                        may be deemed to have  shared  power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,619,379
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                          Page 3 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Keiretsu L.P. ("AK")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        54,332  shares,  except  that Accel  Partners & Co. Inc.
  NUMBER OF             ("AP&C"),  the  general  partner  of AK may be deemed to
   SHARES               have  sole  power  to  vote  these  shares  and  Breyer,
BENEFICIALLY            Patterson  and  Swartz,  the  officers  of AP&C,  may be
  OWNED BY              deemed to have shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        54,332 shares,  except that AP&C, the general partner of
                        AK may be deemed to have sole  power to dispose of these
                        shares and Breyer, Patterson and Swartz, the officers of
                        AP&C,  may be deemed to have shared  power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      54,332
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                          Page 4 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '94 L.P. ("AI94")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

  NUMBER OF             105,803  shares,   except  that  Breyer,   Evnin,  Hill,
   SHARES               Klingenstein, Patterson and Swartz, the general partners
BENEFICIALLY            of AI94,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        105,803  shares,   except  that  Breyer,   Evnin,  Hill,
                        Klingenstein, Patterson and Swartz, the general partners
                        of AI94,  may be deemed to have shared  power to dispose
                        of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      105,803
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                          Page 5 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel IV Associates L.P. ("A4A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,619,379 shares, all of which are directly owned by A4.
                        A4A,  the  general  partner of A4, may be deemed to have
  NUMBER OF             sole power to vote these shares and Breyer, Evnin, Hill,
   SHARES               Klingenstein,  Patterson,  Swartz,  and HP, the  general
BENEFICIALLY            partners of A4A,  may be deemed to have shared  power to
  OWNED BY              vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,619,379 shares, all of which are directly owned by A4.
                        A4A,  the  general  partner of A4, may be deemed to have
                        sole power to dispose of these shares and Breyer, Evnin,
                        Hill,  Klingenstein,  Patterson,  Swartz,  and  HP,  the
                        general  partners  of A4A,  may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,619,379
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                          Page 6 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Partners & Co. Inc. ("AP&C")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        54,332  shares,  all of which are directly  owned by AK.
  NUMBER OF             AP&C,  the general  partner of AK, may be deemed to have
   SHARES               sole power to vote these shares,  and Breyer,  Patterson
BENEFICIALLY            and Swartz,  the officers of AP&C, may be deemed to have
  OWNED BY              shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        54,332  shares,  all of which are directly  owned by AK.
                        AP&C,  the general  partner of AK, may be deemed to have
                        sole  power to  dispose  of these  shares,  and  Breyer,
                        Patterson  and  Swartz,  the  officers  of AP&C,  may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      54,332
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                          Page 7 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '99 (C) L.P. ("AI99C")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               54,437 shares, except that Breyer, Patterson and Wagner,
BENEFICIALLY            the  general  partners  of AI99C,  may be deemed to have
  OWNED BY              shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        54,437 shares, except that Breyer, Patterson and Wagner,
                        the  general  partners  of AI99C,  may be deemed to have
                        shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      54,437
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                          Page 8 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel V L.P. ("A5")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        7,510  shares,  except that A5A, the general  partner of
  NUMBER OF             A5,  may be  deemed  to have  sole  power to vote  these
   SHARES               shares, and ACPFP, HP, Breyer,  Evnin, Hill,  Patterson,
BENEFICIALLY            Swartz and Wagner,  the managing  members of A5A, may be
  OWNED BY              deemed to have shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        7,510  shares,  except that A5A, the general  partner of
                        A5, may be deemed to have sole power to dispose of these
                        shares, and ACPFP, HP, Breyer,  Evnin, Hill,  Patterson,
                        Swartz and Wagner,  the managing  members of A5A, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,510
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                          Page 9 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel V Associates L.L.C. ("A5A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        7,510  shares,  all of which are  directly  owned by A5.
                        A5A,  the  general  partner of A5, may be deemed to have
  NUMBER OF             sole power to vote these shares,  and ACPFP, HP, Breyer,
   SHARES               Evnin, Hill, Patterson,  Swartz and Wagner, the managing
BENEFICIALLY            members of A5A,  may be deemed to have  shared  power to
  OWNED BY              vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        7,510  shares,  all of which are  directly  owned by A5.
                        A5A,  the  general  partner of A5, may be deemed to have
                        sole power to dispose of these  shares,  and ACPFP,  HP,
                        Breyer, Evnin, Hill,  Patterson,  Swartz and Wagner, the
                        managing  members of A5A,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,510
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                         Page 10 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet/Strategic Technology Fund L.P. ("AISTF")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,002 shares, except that AISTFA, the general partner of
  NUMBER OF             AISTF,  may be deemed to have sole  power to vote  these
   SHARES               shares, and ACPFP, HP, Breyer,  Evnin, Hill,  Patterson,
BENEFICIALLY            Swartz and Wagner,  the managing members of AISTFA,  may
  OWNED BY              be deemed to have shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,002 shares, except that AISTFA, the general partner of
                        AISTF,  may be deemed to have sole  power to  dispose of
                        these  shares,  and  ACPFP,  HP,  Breyer,  Evnin,  Hill,
                        Patterson,  Swartz and Wagner,  the managing  members of
                        AISTFA, may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,002
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                         Page 11 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,002 shares,  all of which are directly owned by AISTF.
                        AISTFA,  the general partner of AISTF,  may be deemed to
  NUMBER OF             have sole power to vote  these  shares,  and ACPFP,  HP,
   SHARES               Breyer, Evnin, Hill,  Patterson,  Swartz and Wagner, the
BENEFICIALLY            managing members of AISTFA, may be deemed to have shared
  OWNED BY              power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,002 shares,  all of which are directly owned by AISTF.
                        AISTFA,  the general partner of AISTF,  may be deemed to
                        have sole power to dispose of these  shares,  and ACPFP,
                        HP, Breyer, Evnin, Hill,  Patterson,  Swartz and Wagner,
                        the  managing  members of AISTFA,  may be deemed to have
                        shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,002
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                         Page 12 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '96(B) L.P. ("AI96B") Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               4,256  shares,  except that HP,  Breyer,  Patterson  and
BENEFICIALLY            Swartz,  the general partners of AI96B, may be deemed to
  OWNED BY              have shared power to vote these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,256  shares,  except that HP,  Breyer,  Patterson  and
                        Swartz,  the general partners of AI96B, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,256
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 62473C10 1                                         Page 13 of 15 Pages
--------------------------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  c/o Burr, Pilger & Mayer LLP
                  600 California Street, Suite 1300
                  San Francisco, CA 94108

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Amendment No. 3 amends Amendment No. 2 to the Statement on 13(G) filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"),
                  Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '94 L.P., a Delaware limited partnership ("AI94"), Accel Investors `96(B) L.P., a Delaware limited partnership ("AI96B"), Accel Investors '99 (C) L.P., a Delaware limited partnership ("AI99C"), Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, ACP Family Partnership L.P. ("ACPFP"), a California limited partnership and a managing member of A5A and AISTFA, the Homestake Partners L.P. ("HP"), a Delaware limited partnership and a general partner of A4A and AI96B, and a managing member of A5A and AISTFA, James W. Breyer ("Breyer"), a general partner of A4A, AI94, AI96B, AI99C, a managing member of A5A and AISTFA and an officer of AP&C, Luke B. Evnin ("Evnin"), a general partner of A4A and AI94 and a managing member of A5A and AISTFA, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI94 and a managing member of A5A and AISTFA, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and AI94, Arthur C. Patterson ("Patterson"), a general partner of A4A, AI94, AI96B, ECPP, ACPFP and AI99C, a managing member of A5A and AISTFA and an officer of AP&C, James R. Swartz ("Swartz"), a general partner of A4A, AI94, AI96B and HP, a managing member of A5A and AISTFA and an officer of AP&C and
                  J. Peter Wagner ("Wagner"), a managing member of A5A and AISTFA and a general partner of AI99C. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 3.

                  A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. HP, Breyer, Evnin, Hill, Klingenstein, Patterson and Swartz are general partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Hill, Klingenstein, Patterson and Swartz are general partners of AI94 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI94.

CUSIP No. 62473C10 1                                         Page 14 of 15 Pages
--------------------------------------------------------------------------------

                  A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. ACPFP, HP, Breyer, Evnin, Hill, Wagner, Patterson and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, HP, Breyer, Evnin, Hill, Wagner, Patterson and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Patterson and Swartz are general partners of AI96B and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI96B. Breyer, Wagner and Patterson are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(c)         CITIZENSHIP:

                  A4, AK, AI94, A4A, ECPP, HP, A5, AISTF, AI96B and AI99C are Delaware limited partnerships, ACPFP is a California limited partnership, A5A and AISTFA are Delaware limited liability companies, AP&C is a Delaware corporation and Breyer, Evnin, Hill, Klingenstein, Patterson, Swartz and Wagner are United States citizens.

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2003:

                           (a) Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                           (b) Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                           (c) Number of shares as to which such person has:

                                    (i)  Sole  power  to vote or to  direct  the
                                    vote:

                                    See Row 5 of cover  page for each  Reporting
                                    Person.

                                    (ii)  Shared  power to vote or to direct the
                                    vote:

                                    See Row 6 of cover  page for each  Reporting
                                    Person.

                                    (iii) Sole power to dispose or to direct the disposition of:

                                    See Row 7 of cover  page for each  Reporting
                                    Person.

                                    (iv)  Shared  power to  dispose or to direct
                                    the disposition of:

                                    See Row 8 of cover  page for each  Reporting
                                    Person.

CUSIP No. 62473C10 1                                         Page 15 of 15 Pages
--------------------------------------------------------------------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2004

Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Partners & Co. Inc.
Accel Investors '94 L.P.
Accel IV Associates L.P.
Homestake Partners L.P.                  By: /s/ Tracy L. Sedlock
ACP Family Partnership L.P.                  -----------------------
Ellmore C. Patterson Partners                Tracy L. Sedlock, Attorney-in-fact
Accel V L.P.                                 for above-listed entities
Accel Internet/Strategic Technology
  Fund L.P.
Accel Investors '96(B) L.P.
Accel Investors '99(C) L.P.
Accel V Associates L.L.C.
Accel Internet/Strategic Technology Fund
  Associates L.L.C.


Individuals:

James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
James R. Swartz
J. Peter Wagner                         By: /s/ Tracy L. Sedlock
                                            -----------------------
                                            Tracy L. Sedlock, Attorney-in-fact
                                            for above-listed individuals